Confidential

October 16, 2006

Mr. Steven Kim
1969 Farndon Avenue
Los Altos, CA 94024
Dear Steve,
On behalf of Foundry Newco X (the “Company”), I am pleased to offer you the position of Entrepreneur in Residence (EIR), reporting to me as President & CEO. The terms of your relationship with the Company will be as indicated herein.
1.You will become the Entrepreneur in Residence. As such, you will have responsibilities as determined by me, primarily relating to assisting The Foundry team in the identification and evaluation of new ideas as the potential technology basis for Newco X. Once the technology has been identified, you also have the responsibility of managing the design and development efforts for the Company.
2.    You will be paid a base monthly salary of $17,916.67. This salary will be paid at the end of each month (subject to normal required withholding). Since this is a salaried position, there will be no overtime pay.
3.    You will accrue 10 hours of paid time off per month.
4.    The Company will recommend that its Board of Directors grant you an employee incentive stock option to purchase 250,000 shares of Common Stock (equivalent to 2.5% of the shares outstanding as of your start date). The option will have an exercise price equal to the fair market value of such Common stock on the date of board approval. The option will vest 25% on your one‑year anniversary, and then at a rate of 1/48th per month, with the option being fully vested after four (4) years from your date of hire.
5.    The Company will pay your COBRA benefits or the equivalent until such time as a policy for major medical, Dental and Life insurance is available through the Company.
6.    You will sign the Company’s standard Employee Agreement (which will also be provided to you shortly) prior to the initiation of your employment. In addition, you will abide by the Company’s policy that prohibits any new employee from bringing with him or her from any previous employer any confidential information, trade secrets, or proprietary materials or processes of such former employer.
7.    You will agree to follow the Company’s policy that employees must not disclose any information regarding salary, bonuses, or stock purchase or option allocations to other employees, either directly or indirectly.
8.    You will be an employee-at-will, where either party, with or without notice, and with or without cause, may terminate employment at any time.
9.    Your start date will be as soon as mutually acceptable, but will not be later than Monday, November 6, 2006.
10.    In accordance with Federal regulations, please bring proof of your identity and authorization to work in the U.S. when you begin work. This documentation must be provided no later than your third working day.
11.    This offer will remain open until close of business on Monday, October 23, 2006, and constitutes the entire agreement between the parties, superseding all other agreements or understanding, except for the Non-Disclosure Agreement you signed with the Company.
Steve, I am extremely pleased to extend you this offer, and look forward to the opportunity of working closely with you to make Foundry Newco X an exciting and successful venture.

Sincerely,

/s/ Hanson S. Gifford, III
Hanson S. Gifford, III
President & CEO
The foregoing terms are hereby understood and accepted:
Signed: /s/ Steven Kim
Date: 10/17/06